Exhibit 99.1

701-7 Koehler Avenue, - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

FOR IMMEDIATE RELEASE

Lakeland Industries Announces Closing of Acquisition of Mifflin Valley, Inc.

RONKONKOMA, NY – August 3, 2005 -- Lakeland Industries, Inc. (NASDAQ: LAKE), today announced that it has closed on its previously announced contract to acquire the assets and operations and assume certain liabilities of Mifflin Valley, Inc., (“Mifflin”) of Shillington, PA for an initial purchase price of $1.58 million, subject to certain adjustments after an audit.  Mifflin did approximately $2.6 million of sales in 2004, and $1.5 million for the six months ended June 30, 2005.  Mifflin is a manufacturer of protective clothing specializing in safety and visibility, largely for the Emergency Services market, but also for the entire public safety and traffic control market. Mifflin specializes in customized garments to suit customers’ needs, coupled with quality, service, price and delivery.  Mifflin’s products include Flame Retardant garments for the Fire Industry, Nomex clothing for utilities, and High Visibility Reflective Outerwear for Departments of Transportation.  A complete copy of the contact will be filed as an exhibit with Lakeland’s Form 10-Q for the second quarter ended July 31.

About Lakeland Industries, Inc.:
We manufacture and sell a comprehensive line of safety garments and accessories for the industrial protective clothing market. Our products are sold by our in-house sales force and independent sales representatives to a network of over 800 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, we supply federal, state and local governmental agencies and departments such as fire and police departments, airport crash rescue units, the Department of Defense, Central Intelligence Agency, Federal Bureau of Investigation, U.S. Secret Service and the Centers for Disease Control. In fiscal 2005, we had net sales of $95.3 million and earnings per share of $1.12 (as adjusted for the 10% stock split effective April, 2005).  For the first quarter of fiscal 2006, we had sales of $25.7 million, net income of $1.7 million and $.34 per share.  Some key metrics for the first quarter of fiscal 2006 include annualized ROI of 12.13%, ROA of 11.03%, and ROE of 12.39% and EBITDA as a percent of sales of 10.74%.

For more information concerning Lakeland, please visit us at: www.lakeland.com

For more information about Mifflin Valley, please visit us at: www.mifflinvalley.com

Contact: Lakeland Industries Mifflin Valley	Chris Ryan, (631) 981-9700, chrisr@lakeland-ind.com Gary Pokrassa, (631) 981-9700, garyp@lakeland-ind.com Mike Gallen, (610) 775-0505, m.gallen@mifflinvalley.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management.  All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements.  As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected”, “planned”, “intended”, “anticipated,” “estimated”or “expected,” which words reflect the current view of the Company with respect to future events.  We caution readers that these forward-looking statements speak only as of the date hereof.  The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based